Exhibit 99.1
TRIDENT MICROSYSTEMS ANNOUNCES SETTLEMENT OF SEC OPTION INVESTIGATION
SUNNYVALE, Calif., July 16 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq:TRID - News) announced today that it has entered into a settlement with the Securities and Exchange Commission (“SEC”) regarding the previously-disclosed SEC investigation into the Company’s historical stock option practices. Under the terms of the settlement, the company will not pay any penalty or other money damages.
The company has agreed to settle with the SEC without admitting or denying the allegations in the SEC’s complaint. The company has consented to entry of a permanent injunction against future violations of anti-fraud provisions, reporting provisions and the books and records requirements of the Securities Exchange Act of 1934 and the Securities Act of 1933.
Subject to court approval, this settlement will conclude the investigations into the company’s historical stock option practices.
About Trident Microsystems, Inc.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of innovative multimedia semiconductor solutions for digital televisions and set-top boxes — at the heart of today’s digital home. Trident has been making bold moves to expand its market, deepen and more fully leverage its Intellectual Property (IP) portfolio, and drive the evolution of the “connected home.” Its acquisition of NXP Semiconductors’ set-top box and television product lines in 2010 establishes Trident as one of the top three semiconductor providers to both the TV and set-top box markets. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
John Swenson
Tel: 408-962-8252
Email: john.swenson@tridentmicro.com